Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form F-1 of our report dated July 1, 2010, except for Note 24, as to which the date is September 29, 2010, relating to the consolidated financial statements of TAL Education Group and its subsidiaries and variable interest entities as of February 28, 2009 and 2010, and for the years ended February 29, 2008, February 28, 2009 and 2010, and the financial statement schedule of TAL Education Group included in Schedule I, appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the heading “Summary Consolidated Financial Data and Operating Data”, “Selected Consolidated Financial Data”, and “Experts” in such Prospectus.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Beijing, the People’s Republic of China
October 6, 2010